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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported.

[_]  Form 4 Transactions Reported.

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1.   Name and Address of Reporting Person*

Daswani                              Ravi
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   (Last)                            (First)              (Middle)

c/o First Ecom.com, Inc.
902 Henley Bldg 5
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                                    (Street)

 Queen's Road Central, Hong Kong SAR
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

First Ecom.com, Inc. (FECC)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

12/31/2000

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Exec Vice Pres
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7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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 Common Stock                          11/9/00          A             7,461       A     (1)      1,857,461      D
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

(1) Received in exchange for shares of Asia Internet Limited to the issuer. On the date of the exchange, the closing sale price of the issuer's common stock was $2.91



                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 or                         Derivative       6.                of Underlying     8.       ities     Secur-   of
                 Exer-                      Securities       Date              Securities        Price    Bene-     ity:     In-
                 cise     3.                Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   4.       or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Trans-   of (D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     action   (Instr. 3,       ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  Code     4 and 5)         Date     Expira-            Number  ity      Year      (I)      ship
Security         Secur-   Day/     (Instr.  ------------     Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    8)        (A)   (D)       cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock
Option           $9.90    2/1/00   A        100,000           (1)      2/1/05  common    100,000                    D
(Right to Buy)                                                                 stock
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Employee Stock
Option           $5.05    8/29/00  A        150,000           (1)      8/29/05 common    150,000                    D
(Right to Buy)                                                                 stock
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Employee Stock
Option           $7.65    8/29/00  D                50,000    (1)      6/22/04 common     50,000                    D
(Right to Buy)                                                                 stock
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Employee Stock
Option          $9.90   8/29/00    D                100,000   (1)      2/1/05  common    100,000                    D
(Right to Buy)                                                                 stock
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                                                                                                          200,000   D
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Explanation of Responses:

(1) All options vest as follows: 50% vest 12 months from grant; the remainder vest 24 months from grant.


       /s/ Ravi Daswani                                      February 5, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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